EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-0000) and related Prospectus of Meridian Medical Technologies, Inc. for the registration of 763,350 shares of its common stock and to the incorporation by reference therein of our report dated September 28, 2001, with respect to the consolidated financial statements and schedule of Meridian Medical Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2001, filed with the Securities and Exchange Commission.

             /s/ Ernst & Young LLP

McLean, VA
 December 17, 2001